Exhibit 99.1

NEWS RELEASE

Media Contact: David W. Carter, dwcarter@magellanhealth.com, (860) 507-1909 Investor Contact: Renie Shapiro, rshapiro@magellanhealth.com, (877) 645-6464

MAGELLAN HEALTH SERVICES ANNOUNCES DEPARTURE OF KAREN S. ROHAN

AVON, Conn. — June 7, 2012 — Magellan Health Services Inc. (NASDAQ: MGLN) announced today that President Karen S. Rohan plans to step down later in the month.

“Since joining us almost three years ago, Karen has been a great business partner and successfully managed the day to day operations of our business,” said René Lerer, M.D., chairman and CEO.  “We appreciate her contributions and wish her well as she takes on new responsibilities with a major national health plan.”

Dr. Lerer will assume day to day management of the business, and lead a review of the company’s current organizational structure to ensure that it is best positioned to capitalize on new growth opportunities.

About Magellan Health Services:  Headquartered in Avon, Conn., Magellan Health Services Inc. is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve.  Magellan’s customers include health plans, employers and government agencies, serving approximately 33.8 million members in our behavioral health business, 16.1 million members in our radiology benefits management segment, and 6.2 million members in our medical pharmacy management product.  In addition, the specialty pharmaceutical segment serves 41 health plans and several pharmaceutical manufacturers and state Medicaid programs.  The company’s Medicaid Administration segment serves 24 states and the District of Columbia.  For more information, visit www.MagellanHealth.com.

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Magellan Health Services—55 Nod Road, Avon CT 06001—www.MagellanHealth.com